Exhibit 10.10

281 East Java Drive
Sunnyvale
California
94089
Ph 408.542.4800
Fax 408.541.0882
www.ehealthinsurance.com

August 22, 2000

Gary Lauer

Stuart Huizinga

eHealthInsurance Services, Inc.

281 E.Java Drive

Sunnyvale, CA 94089

Re:	Terms of Employment

Dear Stuart:

This letter serves to clarify the terms of your employment with eHealthInsurance Services, Inc. (the “Company”) and supplements your Offer Letter, dated May 4, 2000 (“Offer Letter”). Except as expressly provided this letter agreement, all terms of your Offer Letter shall remain in full force and effect.

The provision in your Offer Letter providing for accelerated vesting upon a change of control of the Company shall be revised as follows:

You will be included in a group of executives who will be given a change of control provision for vesting of stock options. This provision will allow your initial option grant to fully vest immediately after a change of control, provided that within the first twelve months of this change of control, any of the following occur: (1) you are terminated for reasons other than misconduct, (2) your position or responsibilities with the Company are materially reduced, (3) your base salary is reduced by more than 5%, or (4) your place of employment is relocated by more than 50 miles.

YOUR ULTIMATE RESOURCE FOR HEALTH INSURANCE

Stuart Huizinga

August 22, 2000

The Company greatly appreciates your continued contribution.

Very truly yours,

eHealthInsurance Services, Inc.

/s/ Gary Lauer
Gary Lauer
Chief Executive Officer and President

Agreed and Accepted:

/s/ Stuart Huizinga
Name:	Stuart Huizinga

Date:	8/22/00

YOUR ULTIMATE RESOURCE FOR HEALTH INSURANCE

May 4, 2000

Stuart Huizinga

Re:	Terms of Employment

Dear	Mr. Huizinga

This letter will confirm the terms of eHealthInsurance Services, Inc. (“the Company”) offer of at-will employment to you. Such terms are as follows:

1.	Position and Responsibilities. You will serve in the position of Chief Financial Officer, reporting to Gary Lauer. You will assume and discharge such responsibilities as Gary Lauer may direct. You shall also be responsible to assist sales and marketing efforts as needed and to address customer requirements.

During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and completely. In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect from time to time during your employment. All work completed on behalf of the Company shall exclusively remain the property of the Company.

2.	At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment. Either you or the Company may terminate this relationship without cause upon two weeks prior written notice. Company may immediately terminate employment given cause.

3.	Compensation.

(a)	Effective upon your start date of May 31, 2000 at eHealthInsurance Services, Inc., you will be paid a base salary of $15,833.34 per month ($190,000 annualized) or prorata amount, less any deductions, payable bi-weekly in accordance with the Company’s standard payroll practices.

(b)	In addition to your base salary, you will be eligible to earn an annual $50,000 performance bonus based on objectives mutually agreeable to you and the Company.

(c)	If your employment is terminated by the Company for any reason, with or without cause, or if you resign your employment voluntarily, no compensation or other payments will be paid or provided to you for periods following the date when such a termination of employment is effective, provided that any rights you may have under the benefit plans of the Company shall be determined under the provision of those plans. If your employment terminates as a result of your death, no compensation or payment will be made to your estate other than those to which your estate may otherwise be entitled under the benefit plans of the Company.

1390 Borregas Avenue    Sunnyvale, California 24089    Tel 408.541.4180    Fax 408.541.0882    www.eHealthInsurance.com

4.	Other Benefits. You will be entitled to receive the standard employee benefits made available to employees of similar positions and with comparable seniority to the full extent of your eligibility therefore, beginning on the first of the month at least 30 days from the start of employment. You will accrue, on a monthly basis 10 days of paid vacation for every full year of employment. However, no employee shall accumulate vacation days in excess of 20 days. During your employment, you shall be permitted, to the extent eligible, to participate in any benefit plan of the Company, including a profit sharing pool that is available to employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

5.	Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 250,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1998 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

You will be included with a group of executives who will be given a change of control provision for vesting of stock options. For the first 13 months alter change of control, if you are involuntarily terminated for reasons other than misconduct, under this provision, 50% of your unvested options will fully vest. Additionally, if your responsibilities are materially reduced resulting in a reduction in excess of 15% of base salary or if you are required to relocate more than 100 miles as a result of the change of control, you will also qualify for 50% of your unvested options to fully vest.

If you are terminated in your first 12 months of employment for reasons other than cause, the company will provide you a 6-month salary severance and vest 12.5% of your original stock option grant. If you are terminated after your 12th month of employment for reasons other than cause, you will receive a 6-month salary severance.

6.	Additional Agreement. You agree that your employment is contingent upon your execution of, and delivery to the Company of a Proprietary Information and Inventions Agreement utilized by the Company.

7.	Conflicting or Competing Employment. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You agree that for a one year period after your employment with the Company that you will not directly or indirectly enter into or attempt to enter into the Company’s Restricted Business as defined as “Internet-based software or services for insurance industry or health care industry”, and you will not induce or attempt to persuade any former, current or future employee or consultant to enter into any relationship with yourself.

8.	General Provisions.

(a)	This offer letter and the terms of your employment will be governed by the laws of the State of California.

(b)	This offer letter and corresponding Agreement supersede all prior verbal discussions between you and the Company. Any subsequent change or changes in your duties, salary, or other compensation will not affect the validity or scope of this agreement. Any change to the at-will term of this agreement must be executed in writing and signed by you and the President of the Company.

(c)	This agreement will be binding upon your heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company and its respective successors and assigns.

Please acknowledge and confirm your acceptance of this letter by filling in your effective date, signing and returning one copy of this offer letter, and the Additional Agreement as soon as possible. This offer expires on May 8, 2000. Any changes or modifications to this offer can only be made in writing and signed by the President and Chief Executive Officer. If you have any questions about this offer letter, please call Human Resources.

eHealthInsurance Services, Inc.

By	/s/ Gary Lauer
Gary Lauer
President and Chief Executive Officer

ACCEPTANCE:

I accept the terms of my employment with eHealthInsurance Services, Inc. as set forth, herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause.

/s/ Stuart Huizinga
Stuart Huizinga